Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
USAA Federal Savings Bank

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (the Management Certification), that USAA Federal Savings Bank (the Bank) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the retail auto loan platform (the Platform), as defined in the Management Certification, as of and for the year ended December 31, 2007 except for criteria 1122(d)(1)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv),which the Bank has determined are not applicable to the activities performed by  them with respect to the servicing  platform covered by this report. See Appendix A for the asset backed transactions covered by this platform.  Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 for the retail auto loan platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 31, 2008

APPENDIX A

1)      USAA Auto Owner Trust 2006-1

2)      USAA Auto Owner Trust 2006-2

3)      USAA Auto Owner Trust 2006-3

4)      USAA Auto Owner Trust 2006-4

5)      USAA Auto Owner Trust 2007-1

6)      USAA Auto Owner Trust 2007-2